As filed with the Securities & Exchange Commission on December 22, 1997
                             Registration No. ___________________

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                             FORM S-3
                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

           BRUSH CREEK MINING AND DEVELOPMENT CO., INC.
      (Exact name of registrant as specified in its charter)

Nevada                                                           88-0180496
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                       Identification Number)

                                   James S. Chapin, Chief Executive Officer
                               Brush Creek Mining and Development Co., Inc.
970 E. Main Street, Suite 200                 970 E. Main Street, Suite 200
Grass Valley, California 95945               Grass Valley, California 95945
(916) 477-5961                                               (916) 477-5961
(Address, including zip code, and             (Name, address, including zip
telephone number, including area                code, and telephone number,
code of registrant's principal                       including area code of
executive offices)                                       agent for service)

                            Copies to:
                        David M. Kaye, Esq.
                     Danzig Garubo & Kaye, LLP
                  P.O. Box 333, 30A Vreeland Road
               Florham Park, New Jersey  07932-0333
                          (973) 443-0600

 Approximate date of commencement of proposed sale to the public:
    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:                     [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box:    [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering:        [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering:   [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:    [    ]

                  CALCULATION OF REGISTRATION FEE

                              PROPOSED  PROPOSED
TITLE OF                      MAXIMUM   MAXIMUM        AMOUNT
SECURITIES                    OFFERING  AGGREGATE      OF
TO BE            AMOUNT TO BE PRICE PER OFFERING       REGISTRA-REGISTERED
REGISTERED                    SHARE (1) PRICE (1)      TION FEE


Common Stock,
par value
$.0001
per share(2)    30,097,883    $1.0625   $31,979,000    $9,433.81

TOTAL REGISTRATION FEE                                 $9,433.81

_____________________

(1) Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on December 17, 1997.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

           SUBJECT TO COMPLETION DATED DECEMBER 22, 1997

Prospectus

           BRUSH CREEK MINING AND DEVELOPMENT CO., INC.

                 30,097,883 Shares of Common Stock

     The shares offered hereby (the "Shares") consist of 30,097,883 shares of common stock, par value $.0001 per share (the "Common Stock"), of Brush Creek Mining and Development Co., Inc., a Nevada corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the "Selling Stockholders") identified herein. See "Selling Stockholders". The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation (NASDAQ) System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See "Plan of Distribution".

     The Company's Common Stock is traded and quoted on the Nasdaq SmallCap Market under the symbol BCMD.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS", INCLUDING "LACK OF PROFITABILITY; CONTINUING LOSSES; AND DOUBTFUL ABILITY TO CONTINUE AS A GOING CONCERN", COMMENCING ON PAGE 8 OF THIS PROSPECTUS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



       The date of this Prospectus is ________________, 1998



     No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

     The Company's securities are quoted on the Nasdaq SmallCap Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 which contains consolidated financial statements of the Company and certain other information regarding the Company;

     (b) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

     (c) the description of the Common Stock as set forth in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 10, 1984; and

     (d) all other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act since the end of the Company's fiscal year ended June 30, 1997.

     Each document filed subsequent to the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Brush Creek Mining and Development Co., Inc., 970 East Main Street, Suite 200, Grass Valley, California 95945, telephone number (916) 477-5961.


                            THE COMPANY

Introduction

     Brush Creek Mining and Development Co., Inc. (the "Company") was incorporated in Nevada in 1982 and is engaged in the exploration and development of gold and diamond mining properties. From its incorporation until April 1989, the Company operated as a mining and mineral development company at which time its mining operations, conducted through the Brush Creek Joint Venture of which the Company owned 40%, were terminated. Shortly thereafter, the Company became actively engaged in acquiring additional mineral properties, raising capital, and preparing properties for resumed production. The Company did not have any significant operations or activities from April 1989 through June 1989, and suspended all mining operations and reduced its activities to a care and maintenance level. Accordingly, the Company is deemed to have reentered the development stage effective July 1, 1989.

Gold Mining

     The Company currently owns the Brush Creek, Carson, High Commission, Gardner's Point and Pioneer Mines. The Company also has leases with options to purchase the Ruby, Rising Sun, Kate Hardy and Omega Mines. In addition, in fiscal 1997, the Company acquired options to purchase the New California Placer Mine and Wilbank's Placer and Loade Mine. All of these mines, except for the Gardner's Point and Pioneer Mines, are located in the Allegheny-Forest-Downieville mining districts on the western slope of the Sierra Nevada mountain range in northern California and comprise approximately 6,300 acres. Because of the proximity of the mines to each other, the Company believes it can efficiently mine and operate these properties since it will be able to take advantage of economies of scale by sharing personnel, mill facilities and equipment.

     Based on previous studies completed in December 1990, management believed that the Company's mines had sufficient mineralization to warrant feasibility studies and in January 1991 engaged Keewatin Engineering to conduct and document those studies. The Company received Phase I and Phase II reports from Keewatin Engineering, the Phase II report being dated October 1992. The Phase I and Phase II reports were exploration and development reports of the Allegheny-Forest-Downieville mining district and mining properties of the Company, including an evaluation of the underground hard-rock system and surface geology studies to identify precious metal rock units, and additional structural geology studies within the district. The Ruby Mine was the Company's original focus because of its rich production history and because permits were in place for placer production and hard rock exploration.

     The Company filed its plan of operation for the Ruby and Carson Mines with the United States Forestry Department, and has obtained all necessary permits for continued production and milling at the Ruby Mine of up to 225 tons of material per day. In order to continue the underground development of the Carson vein system, a more extensive geologic evaluation using diamond drilling on surface and subsurface should be completed. As this was a capital intensive expense the Company decided to detain further development of the Carson Mine until the Company decides to integrate this program into its future development budget.

     From February 1992 when the Company began limited production at the Ruby Mine to December 1992 when the Company ceased production due to inclement weather, the Company milled approximately 7,300 tons of mineralized placer material and recovered approximately 200 ounces of gold, an amount which is inconsistent with historical production at the Ruby Mine in the early 1940's. However, the Company's management believes that these preliminary results are too small to be a reliable representative sample of the expected placer grades.

     During fiscal 1997, the Company decided that, under the right conditions, it would be in the best interest of shareholders to secure a joint venture partner to aid in developing the Company's properties. Accordingly, the Company engaged an investment banker to approach qualified mining companies. See "Recent Developments". At the same time, the Company began rehabilitating and permitting the lower Brush Creek Mine in an effort to access 9,000 tons of remnant pillars and 50,000 tons of potential ore blocks. In June 1997, the Company received interim approval from the United States Forest Service to transport thirty tons of ore per day from the lower Brush Creek Mine to the Ruby mill site. The historical grade of the lower Brush Creek Mine is approximately one ounce gold per ton of ore milled. Keewatin Engineering stated in its 1991 report on the mines that Nealon and Associates sampled one of the ore blocks, taking twelve six-foot chip samples which assayed from .002 to 273 ounces per ton gold. By combining the assays with records of production from 1958 to 1962, Nealon estimated that the ore blocks would yield approximately .5 ounces per ton milled.

     The Company intends also to explore in the lower Brush Creek for a parallel ore shoot which may exist to the south of the known ore shoot on a flatter trajectory and for the potential continuation of the known ore-shoot offset to the north of the post mineral dyke. However, the real potential in the lower Brush Creek is the down-dip extension of the Golden Gate ore shoot. The vein was mined to a distance of six hundred feet below current workings. There, it began to pinch and steepen. The Company intends to follow its established plan to drill at intervals up to 1,000 feet beneath the old workings in an effort to block a resource of 129,000 ounces of gold.

     In an effort to strengthen the Company's mining staff to better enable the Company to successfully extract ore on its own or with the assistance of a strategic investor, the Company has hired a new mine superintendent, mine geologist, mining engineer and mill superintendent. Although no assurance can be given, management is confident that, to the extent funds are available, the newly added personnel will successfully pursue the Company's plan to steadily increase production and block new reserves.

Diamond Mining

     Diamonds have been reported from gold workings since 1849 in the paleoplacer gold deposits of Butte, Plumas, Sierra, Nevada, El Dorado and Amador counties, California. The principal district of reported diamonds was in the Cherokee District of Butte County due west of Gardners Point.

     Diamonds have also been recovered from Brush Creek's Gardners Point property. In 1872 a diamond recovered from the Gardners Point property was cut into a one carat stone. Another diamond was also recovered at the time from the Gardners Point Property but was "lost by the foreman, who did not know its value". These two diamonds were recovered from a 109 square foot area of a 30 foot thick section of the paleoplacer gold deposit. A third diamond was recovered from hydraulic tailings in Slate Creek which probably came from the Gardners Point hydraulic workings.

     During fiscal 1997 the Company tested Gardners Point for diamond indicator minerals. Encouraging results prompted further evaluation upstream toward the Poker Flat area. There the Company located diamond indicator minerals in a hard-rock breccia source.


                        RECENT DEVELOPMENTS

     On November 20, 1997, the Company entered into an Exploration, Development and Mine Operating Agreement (the "November 1997 Agreement") with Sterling Mining L.L.C. ("Sterling") pursuant to which Sterling has agreed to participate with the Company (Sterling and the Company being referred to herein as the "Participants") in the exploration, evaluation and development of mineral resources within the Company's gold mining
properties (the "Operations").   In connection therewith, Sterling as its
initial contribution (the "Initial Contribution") has agreed to fund the Operations by contributing $9,000,000 payable as follows: (i) $500,000 upon execution of the November 1997 Agreement; (ii) $700,000 on or before January 5, 1998; (iii) $1,200,000 on or before June 30, 1998; (iv)
$1,200,000 on or before January 5, 1999; (v) $1,800,000 on or before June 30, 1999; (vi) $1,800,000 on or before January 5, 2000; and (vii)
$1,800,000 on or before June 30, 2000.

     Sterling may, on or before February 1, 1998, give written notice to the Company advising the Company that Sterling desires to exercise an option to acquire an additional interest (the "Additional Interest") by increasing the Initial Contribution to $15,000,000. In such event, a payment of $800,000 will be due within 30 days of exercising said option to acquire the Additional Interest. Thereafter, a second installment shall be $800,000 which installment shall be due on or before six months after payment of the initial installment of $800,000; a third installment shall be $800,000 which installment shall be due before six months after payment of the second installment; a fourth installment shall be $1,200,000 which installment shall be due on or before six months after payment of the third installment; a fifth installment shall be $1,200,000 which installment shall be due on or before six months after payment of the fourth installment; and a sixth installment shall be $1,200,000 which installment shall be due on or before six months after payment of the fifth installment. The Agreement provides that Sterling shall be entitled to deduct for each of the above payments a 10% finder's fee.

     With regard to the interests of the Participants, after Sterling's Initial Contribution and provided Sterling does not acquire the Additional Interest reflected above, the Company shall have a participating interest of 70% and Sterling shall have a participating interest of 30%. In the event Sterling elects to acquire the Additional Interest reflected above, the Company shall have a participating interest of 51% and Sterling shall have a participating interest of 49%.

     The Agreement also provides for the establishment of a Management Committee in order to determine overall policies, objectives, procedures, methods and actions, which Committee will initially consist of one member appointed by the Company (James S. Chapin, Chief Executive Officer of the Company), one member appointed by Sterling (Robert Danial, a principal of Sterling) and one member appointed jointly by the Participants (Kenneth Friedman, a director of the Company).

     In conjunction with the November 1997 Agreement, the Company has granted a stock option to Sterling pursuant to a Stock Option Agreement dated November 20, 1997 (the "Option Agreement") to acquire 6,000,000 shares of the Company's Common Stock (the "Initial Option"), and in the event Sterling exercises its option to acquire the Additional Interest described above, Sterling shall have the option to purchase an additional 4,000,000 shares of the Company's Common Stock (the "Additional Option"). The purchase price of the shares covered by the Initial Option shall be $.25 per share without commission for the first 3,000,000 shares and $.35 per share for the second 3,000,000 shares. The purchase price for the Additional Option shall be $.25 per share without commission for the first 2,000,000 shares and $.35 per share for the second 2,000,000 shares.

     The Initial Options exercisable at $.25 per share shall become exercisable on the day on which Sterling has contributed $3,600,000 of the Initial Contribution and expire if the first installment of the Initial Option is not exercised by July 30, 2000. The $.35 Initial Options shall become exercisable on each of the last three installments of the Initial Contribution. The Additional Options shall become exercisable in two installments as follows: (i) the $.25 Additional Options shall become exercisable on the date on which Sterling has contributed $2,400,000 of the installments on the Additional Interest and expire if the $.25 Additional Options are not exercised by July 5, 2000. The $.35 Additional Options shall become exercisable on the date on which Sterling contributes each of the final three installments on the Additional Interest and expire if not exercised by July 30, 2000. The Option Agreement further provides that the Company shall in good faith attempt to register the options and the underlying shares in advance of the date on which the options provided for thereunder are exercisable under said Option Agreement.

     Sterling and James S. Chapin, the Company's Chief Executive Officer, have also executed a Voting Agreement dated as of November 19, 1997 pursuant to which Sterling has agreed to vote all shares of Common Stock now or any time hereafter held by it with respect to electing directors of the Board of the Company in favor of the directors selected by Mr. Chapin. The Voting Agreement has a term of five years provided however that the Voting Agreement shall be renewed automatically for succeeding terms of two years unless at least sixty days before the expiration of any such term any party gives written notice to the other of its intention not to renew the Voting Agreement.


                           RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following matters in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

Lack of Profitability; Continuing Losses; and Doubtful Ability to Continue as a Going Concern.

     The Company has incurred losses of $39,279,422 from inception to June 30, 1997 and had not realized economic production as of June 30, 1997. As a result of the Company's cumulative losses from operations, and the fact that the Company has not realized economic production from its mineral properties, the Company's independent auditor's report, dated August 29, 1997, for the year ended June 30, 1997, states that these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There is no assurance that the Company will be successful in continuing to raise additional capital, establishing probable or proven ore reserves, or determining if the mineral properties can be mined economically. Additionally, the Company in fiscal 1997 defaulted on the leases of certain of its mining properties. The lessors have not taken action to foreclose on the leases and the Company is making every effort to fulfill the agreements. The loss of these leases would have a material adverse effect on the Company.

Need for Additional Financing; Lack of Liquidity; No Material Revenues.

     The mining industry is capital intensive. During the fiscal year ended June 30, 1997, the Company raised $2,111,101 from the sale of 16,387,113 shares of Common Stock. At June 30, 1997, the Company had a working capital deficit of $2,332,905 and had no material revenues from mining operations. Additional financing will be required in order for the Company to cover its future mining and development costs and to engage in full scale mining operation. Although the Company has entered into the Exploration, Development and Mine Operating Agreement (see "Recent Developments" above) as of November 1997, no assurances can be given that the cash therefrom will be sufficient to satisfy the Company's capital requirements. If the Company is unable to obtain sufficient funds from future financings and/or operations, the Company may not be able to achieve its business objectives and may have to scale back its development plans. In addition, the Company may have to sell its assets in order to meet its obligations and may lose some of its properties for failure to make lease payments. In fiscal 1997, the Company sold equipment in order to meet some of its obligations. In addition, the Company could lose some of its properties for failure to make lease payments. On March 23, 1997, the Company's lease on the Kate Hardy mine expired. However, the Company paid $10,000 to the Kate Hardy lessor to extend the lease agreement on the Kate Hardy mine for an additional three months. The Company is required to pay an additional $10,000 to extend the lease for another three month period. The Company also negotiated a modification agreement with Ruby Development Co., Inc. to pay, in cash, one lease payment in arrears for the Ruby mine, to pay in cash, one month lease payment in arrears for the Rising Sun, increase the amount of equipment held as collateral pursuant to the Ruby mine lease agreement by filing a UCC-l financing statement listing the additional equipment, all right, title and interest of certain "ore specimens" for which Ruby Development Co., Inc. will credit the value against past due minimum royalty payments, and grant Ruby Development Co., Inc., an option to purchase up to 50,000 shares of the Company's common stock at a price of $.25 per share until July 1, 1999.

Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Stocks.

     The Company's Common Stock is currently listed on the Nasdaq SmallCap Market. The Securities and Exchange Commission recently approved substantial changes in Nasdaq's SmallCap Market maintenance standards. The continued listing requirements will be effective in February 1998. The new minimum maintenance requirements will require net tangible assets of $2,000,000, or market capitalization of $35,000,000, or $500,000 in net income for two of the last three years. In addition, continued inclusion on Nasdaq will require a public float of 500,000 shares, a $1,000,000 market value for the public float, 300 shareholders, a bid price of $1.00 per share and two market makers. From August 1996 to October 1997, the bid price for the Company's Common Stock was not $1.00 or more per share.
Since November 1997, the bid price has ranged from $0.75 to $1.375 per share. Accordingly, unless the price for the Company's Common Stock improves, the Company may not be in compliance with the new maintenance criteria once such criteria are in effect as of February 1998. A company will not be deemed in compliance with the minimum bid price of $1.00 per share when its stock drops below $1.00 for thirty days. The company will be notified of delisting proceedings unless the stock closes at $1.00 or more for ten consecutive days, within 90 days of falling out of compliance. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq, and trading if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon-broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock.

Lack of Proven or Probable Ore Reserves of Commercial Quantity at the
Mines.

     Although the Company has begun preliminary exploration activities on its mining properties, the Company has not yet established proven or probable ore reserves. Consequently, the Company has been unable to ascertain with certainty whether adequate ore reserves sufficient for profitable operations exist. Management believes, however, that an evaluation of the Company's mines completed in May 1991 indicates the existence of sufficient mineralization to warrant continued exploration. There can be no assurance that proven or probable ore reserves will be established.

Government Regulation; Environmental Matters.

     The Company's mining facilities and operations are subject to substantial government regulation, including federal, state and local laws concerning mine safety, land use and environmental protection. The Company must comply with local, state and federal requirements regarding exploration operations, public safety, employee health and safety, use of explosives, air quality, water pollution, noxious odor, noise and dust controls, reclamation, solid waste, hazardous waste and wildlife as well as laws protecting the rights of other property owners and the public. Although the Company believes that it is in substantial compliance with such regulations, laws and requirements with respect to the mines currently in operation, failure to comply could have a material adverse effect on the Company, including substantial penalties, fees and expenses, significant delays in the Company's operations and the potential shutdown of the Company's operations.

     The Company must also obtain and comply with local, state and federal permits, including waste discharge requirements, other environmental permits, use permits, plans of operation and other authorizations. Obtaining these permits can be very costly and take significant amounts of time. Although the Company foresees no material problems or delays, no assurances can be given that the Company can obtain the necessary permits or commence mining operations, or that, if permits are obtained, there will be no delay in the Company operations or the Company can maintain economic production in compliance with the necessary permits.

Competition.

     The Company operates in an industry that is characterized by intense competition for resources, equipment and personnel. Some of the Company's principal competitors are substantially larger, have substantially greater resources, and expend considerably larger sums of capital than the Company for exploration, rehabilitation and development.

Risks in Mining Operations, Insurance Coverage and Uninsured Losses.

     The Company's activities are subject to all the risk and hazards commonly associated with mining operations, including, but not limited to unforeseen geological formations, cave-ins, environmental concerns and personal injury. The Company has insurance covering personal injury, workers' compensation and damage to property and equipment, although in view of recent trends in damage awards in personal injury lawsuits, such insurance may be insufficient to satisfy large losses or judgments against the Company. Furthermore, certain types of insurance coverage (generally against losses caused by natural disasters and Acts of God) are either unattainable or prohibitively expensive. Substantial damage awards against the Company or substantial damages not covered by insurance will affect the Company's ability to continue as a going concern and may force the Company to seek protection under the federal bankruptcy laws.

Volatile Market Prices for Gold.

     The price of gold has a material effect on the Company's financial operations. Following deregulation, the market price for gold has been highly speculative and volatile. Since the end of 1987 the price of gold has declined from a high of approximately $500 per ounce to approximately $332 per ounce at September 30, 1997. Instability in the price of gold may affect the profitability of the Company's operations. No assurances can be given that the Company's mines contain ore in commercial quantities or, if ore in commercial quantities is discovered, that gold could be produced at a profit given the recent market price range for gold.

Litigation; Administrative Proceedings.

     The Company has been involved in various litigation matters. During fiscal 1996, the Company entered into two significant settlement agreements involving two of such matters. In connection with one of such matters, the Company in fiscal 1997 defaulted under its obligations under the Settlement Agreement relating thereto. Thereafter, the Company entered into revised settlement terms which provide for various significant cash payments to be made. No assurance can be given that the Company will be able to meet its obligations thereunder. Any default thereunder will have a materially adverse effect on the Company which could result in the Company seeking protection under the bankruptcy laws. Also, the Company was notified in fiscal 1996 that it was the subject of an informal inquiry being conducted by the staff of the Securities and Exchange Commission in connection with the Company's financing activities pursuant to Regulation S under the Securities Act. An adverse determination could have a material adverse effect on the Company. See "Legal Proceedings" in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997.


                     INCOME TAX CONSIDERATIONS

     Each prospective purchaser should consult his or her own tax advisor with respect to the income tax issues and consequences of holding and disposing of the Common Stock.


                          USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                       SELLING STOCKHOLDERS

     The Shares offered hereby consist of (i) 26,932,882 restricted shares of Common Stock sold by the Company in 1997 in a private placement (the "Private Placement Shares"); (ii) 271,667 restricted shares of Common Stock issued to certain persons in 1997 (the "Additional Restricted Shares");
(iii) 2,460,000 shares of Common Stock which may be issued upon conversion of certain options held by directors of the Company (the Option Shares"); and (iv) 433,334 shares of Common Stock (the "Forbearance Shares") issued to certain persons pursuant to the terms of Amendment No. 2 to the Forbearance Agreement (as described in Item 3 in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997).

           The following table sets forth the number of Shares offered hereunder by each Selling Stockholder. To the knowledge of the Company, none of the Selling Stockholders has a material relationship with the Company except as set forth in the footnotes to the following table or as more fully described elsewhere in this Prospectus.

                                   TOTAL NUMBER OF
                                   SHARES TO BE
                                   OFFERED FOR
NAME OF                            SELLING
SELLING                            STOCKHOLDER'S
STOCKHOLDER                        ACCOUNT

PRIVATE PLACEMENT SHARES

Terry Alcorn                       125,000
Abdul Aziz Saleh Al-Rebdi          1,000,000
Ariel Holdings LLC(1)              4,000,000
Gary A. Baggs                      500,000
Charles Benzivengo                 366,677
Richard Berger                     450,000
Paul Body                          100,000
Everett Bostwick                   250,000
Robert Burke                       200,000
James S. Chapin(2)                 500,000
Vasant Chheda                      1,654,545
C.L. Baggs Revocable Trust         500,000
David Cornish                      590,000
Frank J. Crocco                    800,000
Stanley Edelstein                  250,000
Four M International               400,000
Kenneth Friedman(3)                500,000
Len Gissiner                       200,000
Donald J. Guilmette                133,333
Bruce Hambro                       250,000
Home Design Service, Ltd.          133,333
R. Curtis Jordan                   400,000
Howard Kalodner(4)                 400,000
Amram Kass P.C. Defined
 Benefit Pension Plan              2,000,000
David Kinney                       150,000
Ferris Kleem                       400,000
David Kramer                       400,000
Rick Lesch                         25,000
Jarvis Littlefield                 500,000
Gary May                           133,328
Kevin McCaffrey                    200,000
David Mersereau                    200,000
Albert Miller(5)                   150,000
Issac Perlstein                    2,000,000
Milton Rabinowitz                  450,000
R.D. Capital Inc.                  400,000
Derick J. Rosinky and
 Lavonne Michaeli                  100,000
Gerald Schwartz                    125,000
Leonard Schweitzer                 150,000
Howard Usher                       250,000
Alexander Waters                   80,000
Stephen Weinstein                  100,000
David Werner                       4,100,000
Lyell M. Williams                  366,666
Roland Vandekerckhove              950,000

ADDITIONAL RESTRICTED SHARES

Colburn & Meredith, Inc.           62,667
Mina Furo                          115,000
David Mersereau                    94,000

OPTION SHARES(6)

James Chapin(2)                    975,000
Kenneth Friedman(3)                485,000
Howard Kalodner(4)                 500,000
Albert Miller(5)                   500,000

FORBEARANCE SHARES

Werner Aeberhard                   82,857
Tania Bruntiffield                 51,429
Chris Lambrianos                   71,429
Jacques Philippou                  45,715
Estate of Dinos N. Samuel          57,143
Mikis Theodosiou                   62,857
Anthony Warrender                  61,904


(1) Robert Danial, who is a principal of Ariel Holdings LLC, is also a principal of Sterling Mining L.L.C. See "Recent Developments".

(2) Mr. Chapin is Chief Executive Officer, Chief Financial Officer and a Director of the Company.

(3)  Mr. Friedman is a Director of the Company.

(4)  Mr. Kalodner is a Director of the Company.

(5)  Mr. Miller is a Director of the Company.

(6) Represents shares issuable upon the exercise of certain options to purchase shares of Common Stock.


                       PLAN OF DISTRIBUTION

     The Selling Stockholders may sell some or all of the Shares in transactions involving broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such Shares. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer.

     The Company is bearing all costs relating to the registration of the Shares, provided that, any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

     The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Act, it must comply with Rules 10b-6 and 10b-7 under the Exchange Act, as amended, and will, among other things:

     (a) not engage in any stabilization activities in connection with the Company's securities;

     (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

     (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.


                           LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Danzig Garubo & Kaye, LLP, Florham Park, New Jersey.


                              EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 have been audited by Brown Armstrong Randall & Reyes Accountancy Corporation, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee   $ 9,433.81
Accounting fees and expenses                            2,500.00
Legal fees and expenses                                25,000.00
Blue Sky fees and expenses                              2,000.00
Miscellaneous                                           4,000.00


                    Total                             $42,933.81

     All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the Selling
Stockholders.


Item 15.       Indemnification of Directors and Officers.

     Nevada Revised Statute 78.751 ("NRS 78.751") permits the Company's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The NRS 78.751 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.


Item 16.  Exhibits.

Exhibit
Number                        Description

5.1 Opinion of Danzig Garubo & Kaye, LLP regarding the legality of the securities being registered.

23.1 Consent of Brown Armstrong Randall & Reyes Accountancy Corporation, independent auditors.

23.2 Consent of Danzig Garubo & Kaye, LLP, included in the Opinion of Counsel filed as Exhibit 5.1.



Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.


                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grass Valley, State of California on December 19, 1997.

                                    BRUSH CREEK MINING
                                    AND DEVELOPMENT CO., INC.


                                    By: /s/James S. Chapin
                                        James S. Chapin,
                                        Chief Executive Officer,
                                        Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                       Date

/s/James S. Chapin       Chief Executive Officer,    12/19/97
James S. Chapin          Chief Financial Officer,
                         Chairman of the Board
                         and Director (Principal
                         Executive Officer and
                         Principal Financial and
                         Accounting Officer)

/s/Howard I. Kalodner    Director                    12/18/97
Howard I. Kalodner


/s/Albert Miller         Director                    12/17/97
Albert Miller


/s/Kenneth Friedman      Director                    12/18/97
Kenneth Friedman


                           EXHIBIT INDEX


Exhibit                                                    Page
Number         Description                                Number

5.1            Opinion of Danzig Garubo & Kaye, LLP
               regarding the legality of the
               securities being registered.

23.1           Consent of Brown Armstrong Randall &
               Reyes Accountancy Corporation,
               independent auditors.

23.2           Consent of Danzig Garubo & Kaye, LLP,
               included in the Opinion of Counsel
               filed as Exhibit 5.1.